Exhibit 99.1

EVgo Inc. Reports Record Second Quarter 2023 Results

●	Revenue grew to a record $50.6 million in the second quarter, representing an increase of 457% year-over-year.
●	Network throughput reached a record 24.9 gigawatt-hours (“GWh”) in the second quarter, an increase of 147% year-over-year.
●	Total network utilization was in the double digits in the second quarter.
●	Ended the second quarter with approximately 3,200 stalls in operation or under construction, with 210 new stalls added to the EVgo network during the quarter.
●	Added more than 82,000 new customer accounts in the second quarter, reaching approximately 688,000 overall at the end of the quarter.
●	Won $13.8 million of Ohio NEVI funding for EVgo owned and EVgo eXtend sites, representing 75% of awarded funds.

Los Angeles – August 2, 2023 – EVgo Inc. (Nasdaq: EVGO) (“EVgo” or the “Company”) today announced results for the second quarter ended June 30, 2023. Management will host a conference call today at 5:00 p.m. ET / 2:00 p.m. PT to discuss EVgo’s results and other business highlights.

Revenue increased to $50.6 million in the second quarter of 2023, compared to $9.1 million in the second quarter of 2022, representing 457% year-over-year growth. Revenue growth was primarily driven by year-over-year increases in eXtend™ revenue and charging revenues.

Network throughput increased to 24.9 GWh in the second quarter of 2023, compared to 10.1 GWh in the second quarter of 2022, representing 147% year-over-year growth. The Company added approximately 82,000 new customer accounts during the second quarter, bringing the overall number of customer accounts to 688,000 at quarter-end, an increase of 55% year-over-year.

“EVgo had a phenomenal second quarter with significant growth in key areas including stalls, throughput, customer accounts, utilization, and revenue,” said Cathy Zoi, EVgo’s CEO. “We are pleased to report EVgo’s network throughput growth is accelerating, demonstrating the leverage in our business and financial model as the auto sector rapidly electrifies. We continue to energize new stalls across the network and surpassed the double-digit utilization threshold for the quarter network wide. In addition, EVgo won 75% of Ohio’s NEVI awards and will put $13.8 million to work in EVgo-owned and EVgo eXtend sites across the state. Our results demonstrate the depth of our team and experience in developing, constructing, and operating a leading fast charging network.”

Business Highlights

●	National Electric Vehicle Infrastructure Program (“NEVI”): EVgo and its eXtend™ partners were selected by DriveOhio, a division of the Ohio Department of Transportation, for proposed awards of $13.8 million in funding to deploy 20 fast charging stations in Ohio.
●	GM Partnership: EVgo and General Motors opened the 1,000th stall under the program.
●	EVgo eXtendTM: During the second quarter, the Company continued delivering charging equipment and began site mobilization for projects under the Pilot Flying J/GM program. The Company expects to have the first Pilot site operational in the third quarter of 2023.
●	Fleet Charging: EVgo’s public fleet charging business continues to scale with growth in rideshare throughput from last quarter, largely driven by collaborative partnerships with Uber and Lyft. EVgo also launched a partnership with a major car sharing company to support their pilot of electric vehicles in San Francisco. In the Hubs sector, the Company operationalized a new dedicated charging hub site and broke ground on another dedicated hub in San Francisco with an existing AV partner.
●	North American Charging Standard (“NACS”) Connectors: Announced plans to add NACS connectors to EVgo chargers.
●	EVgo Autocharge+: Autocharge+ exceeded 13% of total charging sessions initiated.
●	PlugShare: PlugShare reached nearly 3.7 million registered users and achieved 6.9 million check-ins since inception. Signed a PlugShare deal with GM to provide comprehensive POI data for GM’s applications for its EV customers in several geographic regions, including North America, and South America for the next three years.
●	Equity Issuance: The Company issued approximately 890,000 shares of Class A common stock with $5.7 million raised in net proceeds through its “at-the-market” equity offering program followed by the issuance of approximately 30.1 million shares of Class A common stock with $123.4 million raised in net proceeds through a primary equity offering.

Financial & Operational Highlights

The below represent summary financial and operational figures for the second quarter of 2023.

●	Revenue of $50.6 million
●	Network Throughput of 24.9 gigawatt-hours
●	Customer Account Additions of approximately 82,000 accounts
●	Gross Profit of $5.5 million
●	Net Loss of $21.5 million
●	Adjusted Gross Profit of $12.9 million[1]
●	Adjusted EBITDA of ($10.6) million[1]
●	Cash Flows Used in Operating Activities of $3.2 million
●	Gross Capital Expenditures of $34.8 million

1Adjusted Gross Profit and Adjusted EBITDA are non-GAAP measures and have not been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). For a definition of these non-GAAP measures and a reconciliation to the most directly comparable GAAP measure, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included elsewhere in this release.

(unaudited, dollars in thousands)	Q2'23	Q2'22	Change	Q2'23 YTD	Q2'22 YTD	Change
Charging revenue, retail	$9,085	$4,389	107%	$15,700	$7,891	99%
Charging revenue, commercial	2,418	654	270%	4,133	1,363	203%
Charging revenue, OEM	986	189	422%	1,538	340	352%
Regulatory credit sales	1,613	2,128	(24)%	2,828	3,506	(19)%
Network revenue, OEM	742	887	(16)%	3,441	1,377	150%
eXtend revenue	33,281	131	* %	43,573	211	* %
Ancillary revenue	2,427	698	248%	4,639	2,088	122%
Total revenue	$50,552	$9,076	457%	$75,852	$16,776	352%

* Percentage greater than 999%.

(unaudited, dollars in thousands)	Q2'23	Q2'22	Better (Worse)	Q2'23 YTD	Q2'22 YTD	Better (Worse)
Network Throughput (GWh)	24.9	10.1	147%	42.8	18.1	136%
GAAP revenue	$50,552	$9,076	457%	$75,852	$16,776	352%
GAAP gross profit (loss)	$5,529	$(744)	843%	$5,570	$(1,344)	514%
GAAP gross margin	10.9%	(8.2)%	1,910 bps	7.3%	(8.0)%	1,530 bps
GAAP net (loss) income	$(21,539)	$16,997	(227)%	$(70,620)	$(38,269)	(85)%
Adjusted Gross Profit¹	$12,853	$3,383	280%	$19,258	$6,248	208%
Adjusted Gross Margin[1]	25.4%	37.3%	(1,190) bps	25.4%	37.2%	(1,180) bps
Adjusted EBITDA[1]	$(10,553)	$(19,837)	47%	$(30,620)	$(38,013)	19%

(unaudited, dollars in thousands)	Q2'23	Q2'22		Q2'23 YTD	Q2'22 YTD
Cash flows used in operating activities	$(3,182)	$(18,539)		$(22,525)	$(38,370)
Capital expenditures	$34,811	$44,017		$100,057	$72,291

[1] Adjusted Gross Profit, Adjusted Gross Margin, and Adjusted EBITDA are non-GAAP measures and have not been prepared in accordance with GAAP. For a definition of these non-GAAP measures and a reconciliation to the most directly comparable GAAP measure, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included elsewhere in these materials.

2023 Financial & Operating Guidance

EVgo is updating full year 2023 guidance as follows:

●	Total revenue of $120 – $150 million
●	Adjusted EBITDA of ($78) – ($68) million*

Additionally, at year-end 2023, EVgo continues to expect to have a total of 3,400 – 4,000 DC fast charging stalls in operation or under construction.

*A reconciliation of projected Adjusted EBITDA (non-GAAP) to net income (loss), the most directly comparable GAAP measure, is not provided because certain measures, including share-based compensation expense, which is excluded from Adjusted EBITDA, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For a definition of Adjusted EBITDA and a reconciliation to the most directly comparable GAAP measure for historical periods presented in this release, please see “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included elsewhere in this release.

Conference Call Information

A live audio webcast and conference call for EVgo’s second quarter 2023 earnings release will be held today at 5:00 p.m. ET / 2:00 p.m. PT. The webcast will be available at investors.evgo.com, and the dial-in information for those wishing to access via phone is:

Toll Free: (888) 340-5044 (for U.S. callers)
Toll/International: (646) 960-0363 (for callers outside the U.S.)

Conference ID: 6304708

This press release, along with other investor materials, including a slide presentation and reconciliations of certain non-GAAP measures to their nearest GAAP measures, will also be available on that site.

About EVgo

EVgo (Nasdaq: EVGO) is a leader in charging solutions, building and operating the infrastructure and tools needed to expedite the mass adoption of electric vehicles for individual drivers, rideshare and commercial fleets, and businesses. Since 2019, EVgo has purchased renewable energy certificates to match the electricity that powers its network. As one of the nation’s largest public fast charging networks, EVgo’s owned and operated charging network includes around 900 fast charging locations, 60 metropolitan areas and 30 states. EVgo continues to add more DC fast charging locations across the U.S., including stations built through EVgo eXtend™, its white label service offering. EVgo is accelerating transportation electrification through partnerships with automakers, fleet and rideshare operators, retail hosts such as grocery stores, shopping centers, and gas stations, policy leaders, and other organizations. With a rapidly growing network, robust software products and unique service offerings for drivers and partners including EVgo Optima™, EVgo Inside™, EVgo Rewards™, and Autocharge+, EVgo enables a world-class charging experience where drivers live, work, travel and play.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "estimate," "plan," "project," "forecast," "intend," "will," "expect," "anticipate," "believe," "seek," "target," “assume” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to, express or implied statements regarding EVgo’s future financial and operating performance, revenues, capital expenditures, chargers in operation or under construction and network throughput; EVgo’s expectation of market position and acceleration in its business due to factors including increased EV adoption; the Company’s collaboration with partners enabling effective deployment of chargers, including under its contract with Pilot Flying J and GM; and anticipated awards of funding in connection with the NEVI program and associated state programs. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of EVgo’s management and are not predictions of actual performance. There are a significant number of factors that could cause actual results to differ materially from the statements made in this press release, including changes or developments in the broader general market; macro political, economic, and business conditions, including inflation and geopolitical conflicts that could impact EVgo’s supply chains; increased competition, including from new and existing entrants in the EV charging market;

unfavorable conditions or further disruptions in the capital and credit markets and EVgo's ability to obtain additional capital on commercially reasonable terms; EVgo’s limited operating history as a public company; EVgo’s dependence on widespread adoption of EVs and increased installation of charging stations; mechanisms surrounding energy and non-energy costs for EVgo’s charging stations; the impact of governmental support and mandates that could reduce, modify, or eliminate financial incentives, rebates, tax credits, and other support available to EVgo; supply chain disruptions; EVgo’s ability to expand into new service markets, grow its customer base, and manage its operations; EVgo’s ability to adapt its assets and infrastructure to changes in industry and regulatory standards for EV charging; impediments to EVgo’s expansion plans, including permitting delays; the need to attract additional fleet operators as customers; potential adverse effects on EVgo’s revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by EVgo; risks related to EVgo’s dependence on its intellectual property; and risks that EVgo’s technology could have undetected defects or errors. Additional risks and uncertainties that could affect the Company’s financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of EVgo” in EVgo’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”), as well as its other SEC filings, copies of which are available on EVgo’s website at investors.evgo.com, and on the SEC’s website at www.sec.gov. All forward-looking statements in this press release are based on information available to EVgo as of the date hereof, and EVgo does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.

Financial Statements

EVgo Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2023	2022
(in thousands)	(unaudited)
Assets
Current assets
Cash, cash equivalents and restricted cash	$257,126	$246,193
Accounts receivable, net of allowance of $831 and $687 as of June 30, 2023 and December 31, 2022, respectively	22,497	11,075
Accounts receivable, capital-build	11,203	8,011
Prepaid expenses	2,783	4,953
Other current assets	3,537	5,252
Total current assets	297,146	275,484
Property, equipment and software, net	383,822	308,112
Operating lease right-of-use assets	53,895	51,856
Restricted cash	300	300
Other assets	2,115	2,308
Intangible assets, net	54,805	60,612
Goodwill	31,052	31,052
Total assets	$823,135	$729,724

Liabilities, redeemable noncontrolling interest and stockholders’ deficit
Current liabilities
Accounts payable	$6,445	$9,128
Accrued liabilities	40,831	39,233
Operating lease liabilities, current	5,575	4,958
Deferred revenue, current	16,701	16,023
Customer deposits	11,386	17,867
Other current liabilities	280	136
Total current liabilities	81,218	87,345
Operating lease liabilities, noncurrent	47,753	45,689
Earnout liability, at fair value	1,297	1,730
Asset retirement obligations	18,477	15,473
Capital-build liability	30,345	26,157
Deferred revenue, noncurrent	42,162	23,900
Warrant liabilities, at fair value	11,293	12,304
Total liabilities	232,545	212,598
Commitments and contingencies
Redeemable noncontrolling interest	783,200	875,226
Stockholders' deficit	(192,610)	(358,100)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$823,135	$729,724

EVgo Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(unaudited, dollars in thousands, except per share data)	2023	2022	Change %	2023	2022	Change %
Revenue	$50,552	$9,076	457%	$75,852	$16,776	352%

Cost of revenue	37,740	5,719	560%	56,657	10,565	436%
Depreciation, net of capital-build amortization	7,283	4,101	78%	13,625	7,555	80%
Cost of sales	45,023	9,820	358%	70,282	18,120	288%
Gross profit (loss)	5,529	(744)	843%	5,570	(1,344)	514%

General and administrative expenses	34,333	32,178	7%	72,222	57,606	25%
Depreciation, amortization and accretion	4,783	4,132	16%	9,567	8,019	19%
Total operating expenses	39,116	36,310	8%	81,789	65,625	25%
Operating loss	(33,587)	(37,054)	9%	(76,219)	(66,969)	(14)%

Interest expense	—	(13)	100%	—	(13)	100%
Interest income	2,199	636	246%	4,197	691	507%
Other expense, net	(1)	(158)	99%	—	(422)	100%
Change in fair value of earnout liability	2,496	4,891	(49)%	433	2,627	(84)%
Change in fair value of warrant liabilities	7,391	48,712	(85)%	1,011	25,839	(96)%
Total other income, net	12,085	54,068	(78)%	5,641	28,722	(80)%
(Loss) income before income tax expense	(21,502)	17,014	(226)%	(70,578)	(38,247)	(85)%
Income tax expense	(37)	(17)	(118)%	(42)	(22)	(91)%
Net (loss) income	(21,539)	16,997	(227)%	(70,620)	(38,269)	(85)%
Less: net (loss) income attributable to redeemable noncontrolling interest	(14,513)	12,518	(216)%	(50,518)	(28,349)	(78)%
Net (loss) income attributable to Class A common stockholders	$(7,026)	$4,479	(257)%	$(20,102)	$(9,920)	(103)%

Net (loss) income per share to Class A common stockholders, basic	$(0.08)	$0.06	(233)%	$(0.25)	$(0.14)	(79)%
Net (loss) income per share to Class A common stockholders, diluted	$(0.08)	$0.06	(233)%	$(0.25)	$(0.14)	(79)%

Weighted average common stock outstanding, basic	85,320	68,545		78,196	68,449
Weighted average common stock outstanding, diluted	85,320	69,322		78,196	68,449

EVgo Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
(unaudited, in thousands)	2023	2022
Cash flows from operating activities
Net loss	$(70,620)	$(38,269)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation, amortization and accretion	23,192	15,574
Net loss on disposal of property and equipment and impairment expense	6,008	2,889
Share-based compensation	14,922	10,548
Change in fair value of earnout liability	(433)	(2,627)
Change in fair value of warrant liabilities	(1,011)	(25,839)
Other	(155)	474
Changes in operating assets and liabilities
Accounts receivable, net	(11,422)	(2,302)
Receivables from related parties	—	1,499
Prepaid expenses and other current and noncurrent assets	3,779	3,735
Operating lease assets and liabilities, net	642	(808)
Accounts payable	(2,872)	(76)
Accrued liabilities	2,925	358
Deferred revenue	18,939	(572)
Customer deposits	(6,481)	(2,110)
Other current and noncurrent liabilities	62	(844)
Net cash used in operating activities	(22,525)	(38,370)
Cash flows from investing activities
Purchases of property, equipment and software	(100,057)	(72,291)
Proceeds from insurance for property losses	159	202
Purchases of investments	—	(34,747)
Net cash used in investing activities	(99,898)	(106,836)
Cash flows from financing activities
Proceeds from issuance of Class A common stock under the ATM	5,828	—
Proceeds from issuance of Class A common stock under the equity offering	128,023	—
Proceeds from capital-build funding	4,256	5,029
Proceeds from exercise of warrants	—	3
Payments of issuance costs	(4,751)	—
Net cash provided by financing activities	133,356	5,032
Net increase (decrease) in cash, cash equivalents and restricted cash	10,933	(140,174)
Cash, cash equivalents and restricted cash, beginning of period	246,493	485,181
Cash, cash equivalents and restricted cash, end of period	$257,426	$345,007

Use of Non-GAAP Financial Measures

To supplement EVgo’s financial information, which is prepared and presented in accordance with GAAP, EVgo uses certain non-GAAP financial measures. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EVgo uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. EVgo believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of EVgo’s recurring core business operating results.

EVgo believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing EVgo’s performance. These non-GAAP financial measures also facilitate management’s internal comparisons to the Company’s historical performance. EVgo believes these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by EVgo’s institutional investors and the analyst community to help them analyze the health of EVgo’s business.

For more information on these non-GAAP financial measures, including reconciliations to the most comparable GAAP measures, please see the sections titled “Definitions of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release.

Definitions of Non-GAAP Financial Measures

This release includes the following non-GAAP financial measures, in each case as defined below: “Adjusted Cost of Sales,” “Adjusted Cost of Sales as a Percentage of Revenue,” “Adjusted Gross Profit (Loss),” “Adjusted Gross Margin,” “Adjusted General and Administrative Expenses,” “Adjusted General and Administrative Expenses as a Percentage of Revenue,” “EBITDA,” “EBITDA Margin,” “Adjusted EBITDA,” and “Adjusted EBITDA Margin.”  EVgo believes these measures are useful to investors in evaluating EVgo’s performance. In addition, EVgo management uses these measures internally to establish forecasts, budgets, and operational goals to manage and monitor its business. EVgo believes that these measures help to depict a more meaningful representation of the performance of the underlying business, enabling EVgo to evaluate and plan more effectively for the future.

Adjusted Cost of Sales, Adjusted Cost of Sales as a Percentage of Revenue, Adjusted Gross Profit (Loss), Adjusted Gross Margin, Adjusted General and Administrative Expenses, Adjusted General and Administrative Expenses as a Percentage of Revenue, EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP and the items excluded from or included in these metrics are significant components in understanding and assessing EVgo’s financial performance. These metrics should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP.

EVgo defines Adjusted Cost of Sales as cost of sales before (i) depreciation, net of capital-build amortization, and (ii) share-based compensation. EVgo defines Adjusted Cost of Sales as a Percentage of Revenue as Adjusted Cost of Sales as a percentage of revenue. EVgo defines Adjusted Gross Profit (Loss) as revenue less Adjusted Cost of Sales. EVgo defines Adjusted Gross Margin as Adjusted Gross Profit (Loss) as a percentage of revenue. EVgo defines Adjusted General and Administrative Expenses as general and administrative expenses before (i) share-based compensation, (ii) loss on disposal of property and equipment, net of recoveries, and impairment expense, (iii) bad debt expense, and (iv) certain other items that management believes are not indicative of EVgo’s ongoing performance. EVgo defines Adjusted General and Administrative Expenses as a Percentage of Revenue as Adjusted General and Administrative Expenses as a percentage of revenue. EVgo defines EBITDA as net income (loss) before (i) depreciation, net of capital-build amortization, (ii) amortization, (iii) accretion, (iv) interest income, (v) interest expense, and (vi) income tax expense. EVgo defines EBITDA Margin as EBITDA as a percentage of revenue. EVgo defines Adjusted EBITDA as EBITDA plus (i) share-based compensation, (ii) loss on disposal of property and equipment, net of recoveries, and impairment expense, (iii) (gain) loss on investments, (iv) bad debt expense, (v) change in fair value of earnout liability, (vi) change in fair value of warrant liabilities, and (vii) certain other items that management believes are not indicative of EVgo’s ongoing performance. EVgo defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue.

Reconciliations of Non-GAAP Measures

The following unaudited table presents a reconciliation of EBITDA, EBITDA Margin, Adjusted EBITDA, and Adjusted EBITDA Margin to the most directly comparable GAAP measure:

(unaudited, dollars in thousands)	Q2'23	Q2'22	Change	Q2'23 YTD	Q2'22 YTD	Change

GAAP revenue	$50,552	$9,076	457%	$75,852	$16,776	352%

GAAP net (loss) income	$(21,539)	$16,997	(227)%	$(70,620)	$(38,269)	(85)%
GAAP net (loss) income margin	(42.6%)	187.3%	* bps	(93.1%)	(228.1%)	* bps
Adjustments:
Depreciation, net of capital-build amortization	7,407	4,170	78%	13,875	7,687	80%
Amortization	4,117	3,564	16%	8,236	6,929	19%
Accretion	542	499	9%	1,081	958	13%
Interest income	(2,199)	(636)	(246)%	(4,197)	(691)	(507)%
Interest expense	—	13	(100)%	—	13	(100)%
Income tax expense	37	17	118%	42	22	91%
EBITDA	(11,635)	24,624	(147)%	(51,583)	(23,351)	(121)%
EBITDA Margin	(23.0%)	271.3%	* bps	(68.0%)	(139.2%)	7,119 bps
Adjustments:
Share-based compensation	8,495	7,042	21%	14,922	10,548	41%
Loss on disposal of property and equipment, net of recoveries, and impairment expense[1]	2,389	1,879	27%	5,849	2,647	121%
Loss on investments	5	150	(97)%	4	405	(99)%
Bad debt expense	56	35	60%	153	151	1%
Change in fair value of earnout liability	(2,496)	(4,891)	49%	(433)	(2,627)	84%
Change in fair value of warrant liabilities	(7,391)	(48,712)	85%	(1,011)	(25,839)	96%
Other[1,2]	24	36	(33)%	1,479	53	* %
Adjusted EBITDA	$(10,553)	$(19,837)	47%	$(30,620)	$(38,013)	19%
Adjusted EBITDA Margin	(20.9%)	(218.6%)	* bps	(40.4%)	(226.6%)	* bps

* Percentage greater than 999% or bps greater than 9,999

1 In the second quarter of 2023, the Company reclassified insurance proceeds from property losses from "other" to "loss on disposal of property and equipment, net of recoveries, and impairment expense." Previously reported amounts have been updated to conform to the current period presentation.

[2] For the six months ended June 30, 2023, comprised primarily of costs related to the reorganization of Company resources previously announced by the Company on February 23, 2023 and the petition filed by EVgo in the Delaware Court of Chancery in February 2023 seeking validation of EVgo's charter and share structure (the “205 Petition”), which are not expected to recur.

The following unaudited table presents a reconciliation of Adjusted Cost of Sales, Adjusted Cost of Sales as a Percentage of Revenue, Adjusted Gross Profit (Loss) and Adjusted Gross Margin to the most directly comparable GAAP measures:

(unaudited, dollars in thousands)	Q2'23	Q2'22	Change	Q2'23 YTD	Q2'22 YTD	Change

GAAP revenue	$50,552	$9,076	457%	$75,852	$16,776	352%
GAAP cost of sales	45,023	9,820	358%	70,282	18,120	288%
GAAP gross profit (loss)	$5,529	$(744)	843%	$5,570	$(1,344)	514%
GAAP cost of sales as a percentage of revenue	89.1%	108.2%	(1,910) bps	92.7%	108.0%	(1,530) bps
GAAP gross margin	10.9%	(8.2%)	1,910 bps	7.3%	(8.0%)	1,530 bps

Adjustments:
Depreciation, net of capital-build amortization	$7,283	$4,101	78%	$13,625	$7,555	80%
Share-based compensation	41	26	58%	63	37	70%
Total adjustments	7,324	4,127	77%	13,688	7,592	80%
Adjusted Cost of Sales	$37,699	$5,693	562%	$56,594	$10,528	438%
Adjusted Cost of Sales as a Percentage of Revenue	74.6%	62.7%	1,190 bps	74.6%	62.8%	1,180 bps
Adjusted Gross Profit	$12,853	$3,383	280%	$19,258	$6,248	208%
Adjusted Gross Margin	25.4%	37.3%	(1,190) bps	25.4%	37.2%	(1,180) bps

The following unaudited table presents a reconciliation of Adjusted General and Administrative Expenses and Adjusted General and Administrative Expenses as a Percentage of Revenue to the most directly comparable GAAP measures:

(unaudited, dollars in thousands)	Q2'23	Q2'22	Change	Q2'23 YTD	Q2'22 YTD	Change

GAAP revenue	$50,552	$9,076	457%	$75,852	$16,776	352%
GAAP general and administrative expenses	$34,333	$32,178	7%	$72,222	$57,606	25%
GAAP general and administrative expenses as a percentage of revenue	67.9%	354.5%	* bps	95.2%	343.4%	* bps

Adjustments:
Share-based compensation	$8,454	$7,016	20%	$14,859	$10,511	41%
Loss on disposal of property and equipment, net of recoveries, and impairment expense[1]	2,389	1,879	27%	5,849	2,647	121%
Bad debt expense	56	35	60%	153	151	1%
Other[1,2]	24	36	(33)%	1,479	53	* %
Total adjustments	10,923	8,966	22%	22,340	13,362	67%
Adjusted General and Administrative Expenses	$23,410	$23,212	1%	$49,882	$44,244	13%
Adjusted General and Administrative Expenses as a Percentage of Revenue	46.3%	255.8%	* bps	65.8%	263.7%	* bps

* Percentage greater than 999% or bps greater than 9,999

1 In the second quarter of 2023, the Company reclassified insurance proceeds from property losses from "other" to "loss on disposal of property and equipment, net of recoveries, and impairment expense." Previously reported amounts have been updated to conform to the current period presentation.

[2] For the six months ended June 30, 2023, comprised primarily of costs related to the reorganization of Company resources previously announced by the Company on February 23, 2023 and the petition filed by EVgo in the Delaware Court of Chancery in February 2023 seeking validation of EVgo's charter and share structure (the “205 Petition”), which are not expected to recur.

For investors:
investors@evgo.com

For Media:
press@evgo.com

Source: EVgo Inc.